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                                                                   EXHIBIT 99.1






                                                          FOR IMMEDIATE RELEASE



                              HELEN OF TROY LIMITED
                            REPORTS RECORD SALES AND
                          2ND QUARTER/6 MONTHS RESULTS


         EL PASO, TEXAS, OCT. 5 - Helen of Troy Ltd. (NASDAQ, NM: HELE), designer, developer and worldwide marketer of brand-name personal care products, today reported sales and earnings for the second quarter and six months ended Aug. 31, 2000.

         Second quarter net income was $3,746,000, or 13 cents per diluted share, compared with $8,140,000, or 27 cents per diluted share for the same period a year earlier. Excluding last year's second quarter investment gains of $5,546,000, primarily attributable to the Company's investment in General Housewares Corp., earnings per share for last year's second quarter would have been 9 cents per diluted share compared with 13 cents per diluted share for this year's second quarter, an increase of 44 percent. Second quarter sales increased 23 percent to a record $88,233,000 from sales of $71,520,000 for the same period of the prior year.

         Net income for the first half of this year was $6,080,000, or 21 cents per diluted share, versus $13,986,000, or 46 cents per diluted share in the comparable period last year. Excluding last year's investment gains, net income for the first half of last year would have been



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$8,440,000, or 28 cents per diluted share. First half sales climbed 14 percent to a record $164,344,000 from sales of $143,708,000 for last year's first half.

         Gerald J. Rubin, Chairman, Chief Executive Officer and President, commenting on the results for the quarter, stated that "Second quarter sales increased 23 percent over prior year's second quarter and were driven by new business from the Sunbeam clipper lines, the Tactica International acquisition, as well as growth in our core business lines. Increases in selling, general and administrative expenses for the quarter were primarily due to Tactica International. However, SG&A expenses as a percent of sales have declined from
34.7 percent for the first quarter of this year to 33.5 percent for the second quarter.

         Sales of the Company's new 1875 watt quiet dryer, the quietest such dryer on the market, and our new halogen technology products are expected to contribute to record second half sales. These new products will be advertised extensively nationwide," Rubin concluded.

         In September of 1999, the Company's Board of Directors authorized the repurchase of up to three million shares of the Company's common stock. As of October 4, 2000, the Company has repurchased 1,012,704 shares at a cost of $7,060,473.

         The Company will host a live simulcast of its earnings conference call via the Internet, on October 5, 2000, beginning at 11:00 am EST. Individuals interested in accessing this call are invited to log-on to the Company's website at www.hotus.com , or the www.streetfusion.com website. A replay of this conference call will be available through January 5, 2001, at the above listed sites, as well as www.streetevents.com.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name consumer products. The Company's products include hair dryers, curling irons, hair setters,




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women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, depilatories and paraffin baths. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under the licensed trade names of Vidal Sassoon, licensed from Procter & Gamble Co., the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough HealthCare Products, Inc., the trademark BARBIE(TM), owned by and used under license from Mattel, Inc., and Sunbeam(R) and Oster(R) brands, licensed from Sunbeam Corporation. Helen of Troy's owned trade names include Dazey, Caruso, Karina and DCNL. The Company also markets hair and beauty care products under the Helen of Troy, Hot Tools, Hot Spa, Salon Edition, Gallery Series, Wigo and Ecstasy trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended February 29, 2000.